Exhibit 10.2

Via Email

May 7, 2025

Clay Carrell

Re: Employment Side Letter re Repayment Obligation

Dear Clay:

Civitas Resources, Inc. (the “Company”) proposes to pay you a one-time lump-sum cash payment of $500,000 (the “Sign-On Bonus”), less applicable tax withholding, pursuant to the Offer Letter (as defined below), in connection with your employment as President and Chief Operating Officer of the Company. The Sign-On Bonus will be a “Cash Award” under the Civitas Resources, Inc. 2024 Long Term Incentive Plan and be subject to those terms and conditions set forth in that certain employment offer letter dated as of the date hereof by and between you and the Company (“Offer Letter”) and herein. As a material inducement to your and the Company’s entry into the Offer Letter and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and the Company hereby agree to the terms and conditions set forth in this letter agreement (this “Agreement”).

1.	Repayment.

a.	If on or after your first day of employment with the Company (the “Employment Date”) but prior to the one (1)-year anniversary date of the Employment Date (the “First Milestone Date”), your employment with the Company Group terminates for any reason other than a Qualifying Termination (as defined below), then you must pay to the Company, within thirty (30) days following such termination, an amount equal to one-hundred percent (100%) of your Sign-On Bonus (the “Full Repayment Amount”).

b.	If, on or after the First Milestone Date but prior to the two (2)-year anniversary date of the Employment Date (the “Second Milestone Date”), your employment with the Company Group terminates for any reason other than a Qualifying Termination, then you must pay to the Company, within thirty (30) days following such termination, an amount equal to fifty percent (50%) of your Sign-On Bonus (the “Partial Repayment Amount”).

c.	For the sake of clarity, you will not be required to pay the Full Repayment Amount or the Partial Repayment Amount if, on and after the Employment Date, you remain employed with the Company Group through the First Milestone Date and/or Second Milestone Date, as applicable, or if your employment is terminated as a result of a Qualifying Termination.

2.	Definitions. For purposes of this Agreement, the following words have the meanings ascribed to them in this Section 2:

a.	“Affiliate” has the meaning ascribed to such term in the Severance Plan.

b.	“Cause” has the meaning ascribed to such term in the Severance Plan.

c.	“Company Group” means the Company and its Affiliates.

d.	“Disability” has the meaning ascribed to such term in the Severance Plan.

e.	“Good Reason” has the meaning ascribed to such term in the Severance Plan and includes the procedural requirements set forth in Section 9(f)(ii) of the Severance Plan.

f.	“Qualifying Termination” means the termination of your employment with a member of the Company Group (a) by the applicable member of the Company Group at a time when Cause does not exist, (b) as a result of your resignation for Good Reason, or (c) due to your death or Disability.

g.	“Severance Plan” means the Company’s Eighth Amended and Restated Executive Change in Control and Severance Plan, as may be amended from time to time.

3.	Governing Law; Venue; Attorney Fees. This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the relationship of the parties will be governed by and construed in accordance with the laws of the State of Texas without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. The venue for any action brought under this Agreement shall be Harris County, Texas. The prevailing party, as finally determined by any court or competent jurisdiction, in any action or proceeding arising out of or relating to this Agreement or the subject matter hereof shall be entitled to recover all of its reasonable attorneys’ fees and other expenses of litigation actually incurred in connection with such action or proceeding.

4.	Severability. In the event that any provision of this Agreement (or portion thereof) will be illegal or invalid for any reason, said illegality or invalidity will not affect the remaining parts hereof, but this Agreement will be construed and enforced as if such illegal and invalid provision never existed.

5.	Non-Assignment; Successors. This Agreement is personal to each of the parties hereto. Except as provided in this Section 4, no party may assign or delegate any rights or obligations hereunder. Any purported assignment or delegation by either party in violation of this Section 4 will be null and void ab initio and of no force or effect. Notwithstanding the foregoing, the Company may assign this Agreement without your consent to any other member of the Company Group or to any successor to all or substantially all of the business and/or assets of the Company that assumes in writing, or by operation of law, the obligations of the Company hereunder.

6.	Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile, PDF or other electronic means), each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

7.	Entire Agreement; Amendment. This Agreement, together with the Offer Letter, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

2

On behalf the Company, I look forward to your contributions to the growth and success of the Company and its business.

Very truly yours,

Civitas Resources, Inc.

By:	/s/ M. Christopher Doyle
	Name:	M. Christopher Doyle
	Title:	Chief Executive Officer

Acknowledged and agreed:

/s/ Clay Carrell
Clay Carrell

Dated:	May 7, 2025

Signature Page –Employment Side Letter re Repayment Obligation